Exhibit 10(g)

SEVERANCE PAY AGREEMENT

THIS AGREEMENT dated as of ____________, between THE EMPIRE DISTRICT ELECTRIC COMPANY (the “Company”), a Kansas corporation, having its principal offices at 602 Joplin Street, Joplin, Missouri, and ___________________, residing at _______________________, (the “Executive”),

WITNESSETH:

WHEREAS, the Company, by action of its Board of Directors (the “Board”), has adopted The Empire District Electric Company Change in Control Severance Pay Plan (the “Plan”), under which the Company intends to enter into Severance Pay Agreements with certain key executive officers of the Company or its Subsidiaries; and

WHEREAS, the Executive is currently a duly elected and _____________________________ of The Empire District Electric Company (herein referred to as the “Employing Company”), and has been designated by the Board as a key executive selected to participate in the Plan, and with whom the Company has been authorized by the Board to enter into this Agreement; and

WHEREAS, the Board has deemed it imperative that the Company be assured of continuity of management in the event of any actual or threatened Change in Control of the Company; and

WHEREAS, the Company desires to reward the Executive for the Executive’s valuable, dedicated service to the Company and its Subsidiaries should the Executive’s service be terminated under circumstances hereinafter described,

NOW, THEREFORE, to assure the Company of the Executive’s continued dedication and the availability of the Executive’s advice and counsel in the event of any such actual or threatened change in control, to induce the Executive to remain in the Executive’s current position, and to reward the Executive for the Executive’s valuable, dedicated service to the Company and its Subsidiaries should the Executive’s service be terminated under circumstances hereinafter described, and for other good and valuable consideration, the receipt and adequacy of which each party acknowledges, the Company and the Executive agree as follows:

                1.             Term of Agreement.  This Agreement shall commence on the date hereof and shall continue in effect through December 31, 2006; provided, however, that commencing on January 1, 2007 and each January 1 thereafter, the term of this Agreement shall automatically be extended for one additional year unless, not later than September 30 of the preceding year, the Company shall have given notice that it does not wish to extend this Agreement; and provided further that, if a Change in Control of the Company shall have occurred during the original or extended term of this Agreement, this Agreement shall continue in effect for a period of twenty-four (24) months beyond the month in which such

Change in Control occurred.  All capitalized terms used herein shall have the same meaning, unless otherwise specified, as found in the Plan.

                2.             Termination Following a Change in Control of the Company.

(a)           If a Change in Control of the Company occurs during the term of this Agreement, the Executive shall be entitled to (i) the benefits provided in Subsections 3(a)(i), (b) and (c) hereof upon the Executive’s subsequent Involuntary Termination during the term of this Agreement, or (ii) the benefits provided in Subsections 3(a)(ii), (b) and (c) upon the Executive’s subsequent Voluntary Termination during the term of this Agreement.

(b)           If the Executive’s employment shall be terminated following a Change in Control other than pursuant to Section 2(a), the Employing Company shall pay the Executive the Executive’s full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and shall provide any benefits to which the Executive may be entitled under any other plan, programs and arrangements of the Company or Employing Company and neither the Company nor the Employing Company shall have any further obligations to the Executive under this Agreement.  Such base salary shall be paid in accordance with the Employing Company’s normal payroll practices.

(c)           Any Involuntary Termination of the Executive by the Company or the Employing Company, other than an Involuntary Termination at the election of the Executive pursuant to the last paragraph of Section 2.7 of the Plan, shall be communicated by written Notice of Termination by the Company or by the Employing Company to the Executive.  Any Voluntary Termination by the Executive, or Involuntary Termination at the election of the Executive pursuant to the last paragraph of Section 2.7 of the Plan, shall be communicated by written Notice of Termination by the Executive to the Employing Company.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice indicating the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances.

(d)           “Date of Termination” means the date specified in the Notice of Termination, which shall be not more than ninety (90) days after such Notice of Termination is given; provided, that if within thirty (30) days after any Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the Termination, the Date of Termination shall be the Date on which the dispute is finally resolved.

                3.             Compensation Upon Involuntary Termination or Voluntary Termination.

(a)           If the Executive shall incur an Involuntary Termination or Voluntary Termination, then:

(i)            In the event of the Executive’s Involuntary Termination, within thirty (30) days following the Executive’s Date of Termination, the Company will pay, or cause the Employing Company to pay, to the Executive as compensation for services rendered to the Company and its Subsidiaries, a lump sum cash amount (subject to any applicable payroll or other taxes required by law to be withheld).  Such cash amount shall be equal to the Executive’s Compensation as defined in Section 3.1 of the Plan, multiplied by 36;

provided, however, that such payment shall be reduced by the amount paid to the Executive pursuant to any other severance pay policy of the Company and its Subsidiaries.  The number of months represented by such multiple shall be considered the “Incremental Period” for purposes of this Agreement.

(ii)           In the event the Executive elects a Voluntary Termination, within thirty (30) days following the Executive’s Date of Termination, the Company will pay, or cause the Employing Company to pay, to the Executive as compensation for services rendered to the Company and its Subsidiaries, a lump sum cash amount (subject to any applicable payroll or other taxes required by law to be withheld). Such cash amount shall be equal to the Executive’s Compensation as defined in Section 3.1 of the Plan, multiplied by 36; provided, however, that such payments shall be reduced by the amount paid to the Executive pursuant to any other severance pay policy of the Company and its Subsidiaries.  Notwithstanding the foregoing, in the event the Executive receives a lump sum payment pursuant to this Section 3(a)(ii) and becomes otherwise employed before the end of the Incremental Period, including self-employment in a trade of business in which personal services of the Executive are a material income-producing factor, the Executive shall, within thirty (30) days after becoming so employed, notify the Secretary of the Company of such employment and pay to the Company an amount equal to the lump sum payment the Executive had received pursuant to this Section 3(a)(ii) multiplied by a fraction (i) the numerator of which is the number of days during the period beginning on the day on which the Executive becomes so employed and ending on the last day of the Incremental Period and (ii) the denominator of which is the number of days in the entire Incremental Period.

(iii)          If any payment or benefit received by or in respect of the Executive under the Plan or any other plan, arrangement or agreement with the Company or any of its Subsidiaries (determined without regard to any additional payments required under this Subsection (a)(iii) and Appendix A of the Plan) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (or any similar tax that may hereafter be imposed) or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, being hereinafter collectively referred to as the “Excise Tax”), the Company shall pay to the Executive with respect to such Payment at the time specified in Appendix A of the Plan an additional amount (the “Gross-up Payment”) such that the net amount retained by the Executive from the Payment and the Gross-up Payment, after reduction for any Excise Tax upon the Payment and any Federal, state and local income and employment tax and Excise Tax upon the Gross-up Payment, shall be equal to the Payment.  The calculation and payment of the Gross-up Payment shall be subject to the provisions of Appendix A of the Plan.

(b)           Special Retirement Benefits.  In addition to any other benefits the Executive may be legally entitled by contract or pursuant to any plan, program or arrangement, the Executive will be eligible to receive “Special Retirement Benefits” as provided herein, on a monthly basis, so that the total retirement benefit the Executive receives from the Company and its Subsidiaries will equal the total retirement benefit the Executive would have received under The Empire District Electric Company Employees’ Retirement Plan (or any successor plan) (the “Retirement Plan”) and The Empire District Electric

Company Supplemental Executive Retirement Plan (or any successor plan) (the “Supplemental Plan”) if the Executive had continued in the employ of the Company and its Subsidiaries for the period from the Executive’s Termination through the end of the Incremental Period and the Executive’s age were the age the Executive would have attained as of the last day of the Incremental Period.  The benefits specified in this Subsection (b) will include all ancillary benefits under the Retirement Plan and Supplemental Plan, such as early retirement and surviving spouse death benefit rights and benefits available at retirement.  The amount payable to the Executive or the Executive’s spouse hereunder shall equal the excess of:

(i)            the benefits that would be paid to the Executive or the Executive’s spouse, if the Incremental Period is added to the Executive’s credited service and age under the Retirement Plan and Supplemental Plan, and the Executive’s earnings during the Incremental Period are based upon the Executive’s earnings during the year in which the Executive’s Termination occurs (excluding the cash payment provided in Subsection (a)(i) or (ii)) or, if greater, the Executive’s earnings at the rate in effect immediately prior to the date of the Change in Control (on an annualized basis) over

(ii)           the benefit that is payable to the Executive or the Executive’s spouse under the Retirement Plan and Supplemental Plan.

The Special Retirement Benefits are to be provided on an unfunded basis, are not intended to meet the qualification requirements of Section 401 of the Internal Revenue Code of 1986, as amended (the “Code”) and shall be payable solely from the general assets of the Company.  Such benefits shall be payable in such manner as may be elected by the Executive on or before December 31, 2007 in accordance with procedures established by the Company consistent with transition rules established by the Internal Revenue Service under Section 409A of the Code.  The available options as to the form and time of payment of such benefits shall be the same as the payment options that are available for the corresponding benefits under the Retirement Plan on the date the election is made.  Notwithstanding the foregoing, in accordance with regulations under Section 409A of the Code, the Executive may at any time prior to the benefit commencement date elect to change the form of payment of such benefits from one type of life annuity to another actuarially equivalent type of life annuity which is an available option at the time of the change and which has the same scheduled date of the first annuity payment or to change the beneficiary. Actuarial equivalency shall be determined in accordance with the actuarial assumptions set forth in the Retirement Plan.

(c)           Insurance and Other Special Benefits.  The Executive’s participation in the life, accident, medical and dental insurance plans, programs and arrangements of the Company and its Subsidiaries provided the Executive immediately prior to the date of the Change in Control, shall be continued by the Company for the Incremental Period or until coverage is available under a new employer’s plan providing coverage of the same type, if earlier, and the Executive shall be considered a regular full-time employee of the Employing Company during such period for the purposes of such life, accident, medical and dental insurance plans, programs and arrangements, and the Executive shall continue to be entitled to all benefits and service credit for such plans, programs and arrangements (including meeting any age and service requirements for post-retirement benefits if the Executive would have met such requirements if the Executive had remained in employment with the Employing Company for such period).  Such coverage shall be no less in scope than that provided to the Executive (and covered family members) at the time of the Change in Control.  The Executive shall be required to share the cost of any such coverage with the Employing Company during such period of coverage by continuing to pay the same percentage of the cost of such coverage that the Executive was required to pay at the time of the Change in Control.  If, by reason of the requirements for tax qualification or any other reason, any benefits or service credits under the foregoing plans, programs and arrangements shall not be payable or provided to the Executive or the Executive’s dependents under such plans, programs and arrangements, the Company shall pay or provide for payment of such benefits and service credit for such benefits to the Executive or the Executive’s dependents, beneficiaries or estate.  With respect to the Executive’s participation in the life, accident, medical and dental insurance plans, programs and arrangements as described in this subsection (c), the following conditions shall be met:  (i) the amount eligible for reimbursement or payment under any such plan, program or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment under such plan, program or arrangement in any other calendar year (except that the Company’s or Subsidiary’s medical and dental plans may impose a limit on the amount that may be reimbursed or paid), (ii) any reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the Executive’s right to reimbursement or benefits under any such plans, programs and arrangements may not be subject to liquidation or exchange for another benefit.

(d)           The obligations of the Company to pay benefits pursuant to this Section 3 upon an Executive’s Involuntary or Voluntary Termination during the term of this Agreement shall survive the expiration of the term of this Agreement.

                4.             Litigation Expenses.  In the event of any litigation or other proceeding between the Company and the Executive with respect to the subject matter of the Plan and this Agreement and the enforcement of the Executive’s rights there-under, the Company shall reimburse the Executive for all reasonable costs and expenses relating to such litigation or other proceeding, including the Executive’s reasonable attorney’s fees and expenses.  The obligation of the Company under this Section 4 shall survive the Termination for any reason of this Agreement.  The obligation of the Company to reimburse the Executive under this Section 4 shall remain in effect during the term of this Agreement and for a period of five years following the Termination for any reason of this Agreement and is subject to the following conditions:  (i) the amount eligible for reimbursement under this Section 4 in one calendar year may not affect the expenses eligible for reimbursement under this Section 4 in any other calendar year, (ii) any reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the Executive’s right to reimbursement under this Section 4 may not be subject to liquidation or exchange for another benefit.

                5.             Payment Obligations.  The Company’s (or Employing Company’s) obligation to pay (or cause to be paid to) the Executive the compensation and to make the arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any setoff, counterclaim, recoupment, defense or other right which the Company or any of its Subsidiaries may have against the Executive or anyone else.  All amounts payable by the Company or other Employing Company hereunder shall be paid without notice or demand.  Each and every payment made hereunder by the Company or other Employing Company shall be final and neither the Company nor any of its Subsidiaries will seek to recover all or any part of such payment from the Executive or from whomsoever may be entitled thereto, for any reason whatsoever.  The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise.

                6.             Agreement Binding on Successors.  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by express written agreement in form and substance satisfactory to the Executive, to assume and agree to perform and cause to be performed this Agreement in the same manner and to the same extent that the Company would be required to perform and cause it to be performed if no such succession had taken place.  As used in this Agreement, ‘the Company’ shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this subsection or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

                7.             Effect of Death or Incapacity of Executive on Agreement.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If the Executive should die while any amounts would still be payable to the Executive hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee or other designee or, if there be no such designee, to the Executive’s estate.

                8.             Notices.  For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

If to the Company (or the Employing Company), addressed to:

The Empire District Electric Company

602 Joplin Street

Joplin, Missouri 64801

Attention: Secretary

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

                9.             Miscellaneous. Nothing in this Agreement shall give the Executive the right to be retained in the employment of the Employing Company or affect the right of the Employing Company to dismiss the Executive.  No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing, signed by the Executive and such officer or officers as may be specifically designated by the Board of the Company.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Missouri.

                10.           Amendment.  This Agreement may not be amended without the prior written consent of the Company and the Executive.

                11.           Validity.  The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.  Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                12.           Prior Agreements Superseded.  This Agreement supersedes any Severance Pay Agreement previously entered into between the Company and the Executive pursuant to the Plan.

                13.           Compliance with Code Section 409A.  Notwithstanding anything in this Agreement to the contrary, (i) if the Executive is a “specified employee” (within the meaning of Section 409A of the Code and the regulations thereunder and as determined by the Company in accordance with said Section 409A) at the time of the Executive’s separation from service (as defined below), the payment of any benefit pursuant to Section 3(a)(i), 3(a)(ii) or 3(b) shall be made no earlier than the date which is 6 months after the date of the Executive’s separation from service (or, if earlier than the end of such 6-month period, the date of the Executive’s death), and (ii) the Executive shall be deemed to have terminated from employment for purposes of this Agreement if and only if the Executive has experienced a “separation from service” within the meaning of said Section 409A and the regulations thereunder.  To the extent any payment under Section 3(a)(i), 3(a)(ii) or 3(b) is subject to the 6-month delay, such payment shall be paid immediately after the end of such 6-month period (or the date of death, if earlier).  The provisions of this Agreement shall be interpreted and operated consistently with the requirements of Section 409A of the Code and the regulations thereunder (to the extent applicable).

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above set forth.

THE	EMPIRE DISTRICT ELECTRIC COMPANY
on behalf of itself and the Employing Company, if any, specified above

By: